Exhibit 99.6

Contacts: WillRoberts Director, Corporate Communications Phone (610) 321-6288 Phone (610) 321-6288

VIROPHARMA STOCKHOLDERS VOTE TO APPROVE DEBT EXCHANGE

EXTON, Pa., January 19, 2005 — ViroPharma Incorporated (Nasdaq: VPHM) announced that the Company’s stockholders voted today to approve the issuance of $62.5 million aggregate principal amount of 6% Senior Secured Convertible Notes due October 2009 (Senior Convertible Notes) in exchange for the Senior Secured Notes due October 2005 (Senior Notes) and Warrants for 5,000,0000 shares of common stock (Warrants). As a result of the approval of this exchange, the Senior Notes and Warrants are no longer outstanding. The issuance and exchange was approved by over 98% of the shares present and entitled to vote. Approximately 57% of the outstanding shares were present in person or by proxy. The Company raised $62.5 million in gross proceeds from the issuance of the Senior Notes and Warrants to partially finance the acquisition of Vancocin® Pulvules®, the oral capsule formulation of Vancocin (vancomycin hydrochloride), as well as rights to certain related Vancocin products, from Eli Lilly and Company (Lilly) (NYSE: LLY). Oral Vancocin is a potent antibiotic approved by the U.S. Food and Drug Administration to treat antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus (including methicillin-resistant strains).

“This is a very important vote for ViroPharma, and the outcome is a significant milestone for our stockholders,” commented Michel de Rosen, ViroPharma’s chief executive officer. “We can now focus our complete attention on execution in all areas of our business, including clinical development of our product candidates and continued commercialization of Vancocin Pulvules. The acquisition of Vancocin, which was completed in November of 2004, is an essential transaction for the company. With Vancocin, we are a commercial organization, generating revenues and cash flows from this growing product in a cost effective manner. We believe we will be cash flow positive from operations in 2006. In addition, through this positive vote, the Company now has increased flexibility with the 2007 debt. The acquisition of Vancocin has in a large way changed the risk profile of the company going forward, and I want to thank our stockholders for their support.”

The newly issued Senior Convertible Notes have a maturity date of October 18, 2009 and interest on the Senior Convertible Notes will be payable semi-annually at an annual rate of 6%. Subject to certain limitations, the Senior Convertible Notes will be convertible into shares of ViroPharma common stock at the option of the holder at any time prior to maturity at an initial conversion rate of $2.50 per share. The Company will file a registration statement related to the resale of the common stock issuable upon the conversion of the Senior Convertible Notes. At any time following the effectiveness of this registration statement, ViroPharma may, subject to certain conditions, elect to automatically convert up to 25% of the principal amount of the Senior Convertible Notes in any calendar quarter into shares of the Company’s common stock if the daily volume weighted average price of the Company’s common stock exceeds $3.75 for 20 trading days during any 30 trading day period, ending within 5 days of the notice of automatic conversion. If the holders voluntarily convert the Senior Convertible Notes or if ViroPharma effects an auto-conversion of the Senior Convertible Notes prior to October 18, 2007, then the Company will make an additional payment on the principal amount converted equal to three full years of interest, less any interest actually paid or provided for prior to the conversion date. If ViroPharma effects an auto-conversion, the Company may, if certain conditions are satisfied, make the additional payment with shares of its common stock.

The Company may redeem some or all of the Senior Convertible Notes at any time on or after October 18, 2007 at 100% par value plus accrued and unpaid interest. The holders may also cause the Company to redeem the Senior Convertible Notes upon a fundamental change or delisting of the Company’s common stock from trading on any national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market if the Company fails to relist within a specified time period. The Senior Convertible Notes rank senior in right of payment to the Company’s existing and future subordinated indebtedness and are secured by a first lien on the Company’s vancomycin related assets. The holders have an option to elect to purchase up to an additional $12.5 million of the Senior Convertible Notes on identical terms within 30 days from today.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® Pulvules®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

ViroPharma Forward Looking Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include those relating to our ability to execute on sales of Vancocin Pulvules, and to be cash flow positive from operations in 2006. Product commercialization is subject to risks and uncertainties. As a result, our actual results could differ materially from those results expressed in, or implied by, this press release. There can be no assurance that sales of the product will allow the company to become cash flow positive from operations in 2006. These factors, and other factors, including but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the period ended September 30, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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